PROMISSORY NOTE

$625,935,594	May 19, 2011
Madrid, Spain

FOR VALUE RECEIVED, PETERSEN ENERGÍA INVERSORA, S.A.U., a special purpose company incorporated under the law of the Kingdom of Spain with Spanish Tax Number A-85.392.751 (the “Borrower”), hereby promises to pay to REPSOL YPF, S.A. (the “Lender”), at such of the offices of REPSOL YPF, S.A. as shall be notified to the Borrower from time to time, the principal sum of 625,935,594 dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Seller Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Seller Credit Agreement, and to pay interest on the unpaid principal amount of such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Seller Credit Agreement.

The date, amount and interest rate of the Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Seller Credit Agreement or hereunder in respect of the Loan.

This Note evidences a Loan made by the Lender under the Seller Credit Agreement dated as of May 19, 2011 (as modified and supplemented and in effect from time to time, the “Seller Credit Agreement”) among the Borrower, Repsol YPF, S.A., as the Seller, and The Bank of New York Mellon, as Collateral Agent.  Terms used but not defined in this Note have the respective meanings assigned to them in the Seller Credit Agreement.

The Seller Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loan upon the terms and conditions specified therein.

Except as permitted by Section 9.04 of the Seller Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

Promissory Note

PETERSEN ENERGÍA INVERSORA, S.A.U.

By:	/s/ Mauro Renato José Dacomo
Name: Mauro Renato José Dacomo
Title: Consejero-Apoderado

Promissory Note

SCHEDULE TO TERM LOAN NOTE

This Note evidences a Loan made under the within-described Seller Credit Agreement to the Borrower, on the date, in the principal amount and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Interest Rate	Notation Made by

Promissory Note